JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement’) dated as of November 12, 2007, is made and delivered by Celia J. Hartmann, trustee of the Jonathan Garfield 2007 Grantor Retained Annuity Trust (the “Garfield Grat”) and Leslye A. Lynford, trustee of the Lloyd Lynford 2007 Grantor Retained Annuity Trust (the “Lynford Grat”). Capitalized terms used herein without definition are used as defined in the Lock-Up Agreement (as defined below).

R E C I T A L S:

WHEREAS, reference is hereby made to that certain Lock-Up Agreement (the “Lock-Up Agreement”), dated as of May 30, 2007, by and among Reis, Inc., a Maryland corporation (the “Company”), Mr. Jonathan Garfield, an officer, director, and stockholder of the Company (“Garfield”), and Mr. Lloyd Lynford, an officer, director, and stockholder of the Company (“Lynford”); and

WHEREAS, pursuant to Section 2.3 of the Lock-Up Agreement, during the Lock-Up Period, Garfield and Lynford may transfer shares of Parent Common Stock by gift, will or intestacy to a family member, affiliate or trust, but only to the extent the transferee agrees to be bound in writing by the terms of the Lock-Up Agreement prior to such transfer; and

WHEREAS, Garfield intends to transfer 240,000 shares of Parent Common Stock to the Garfield GRAT and Lynford intends to transfer 300,000 shares of Parent Common Stock to the Lynford GRAT.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof the Company, the Garfield GRAT and the Lynford GRAT hereby agree that:

1.      By executing and delivering this Agreement, each of the undersigned hereby becomes a party to the Lock-Up Agreement as a Stockholder thereunder, with the same force and effect as if originally named as a Stockholder, and hereby agrees to be bound as a Stockholder for the purposes of the Lock-Up Agreement. All references to the term “Stockholder” in the Lock-Up Agreement or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, each of the Garfield GRAT and the Lynford GRAT.

2.         Each of the undersigned hereby represents and warrants that each of the representations and warranties contained in Section 1 of the Lock-Up Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

3.         The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedule A to the Lock-Up Agreement. By acknowledging and agreeing to this Agreement, the undersigned hereby agree that this Agreement may be attached to the Lock-Up Agreement.

4.         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law principles that would require application of another law.

5.         This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

6.         This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

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7.         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered on this 12th day of November, 2007.

/s/ Celia J. Hartmann
Celia J. Hartmann, Trustee of the Jonathan Garfield 2007 Grantor Retained Annuity Trust

Address: c/o Jonathan Garfield

/s/ Leslye A. Lynford
Leslye A. Lynford, Trustee of the Lloyd Lynford 2007 Grantor Retained Annuity Trust

Address: c/o Lloyd Lynford

Acknowledged and consented to by:

REIS, INC.

By:	/s/ Mark P. Cantaluppi
	Name:	Mark P. Cantaluppi
	Title:	Vice President & Chief Financial Officer

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ANNEX 1

STOCKHOLDER	NUMBER OF SHARES OF PARENT COMMON STOCK
Celia J. Hartmann, Trustee of the Jonathan Garfield 2007 Grantor Retained Annuity Trust	240,000
Leslye A. Lynford, Trustee of the Lloyd Lynford 2007 Grantor Retained Annuity Trust	300,000

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